EXHIBIT 2.1

Execution Version

RCS Capital Corporation

Scotland Acquisition, LLC

405 Park Avenue, 15th Floor

New York, New York 10022

Hatteras Investment Partners LLC

Hatteras Investment Management LLC

Hatteras Capital Investment Management, LLC

Hatteras Capital Investment Partners, LLC

Hatteras Alternative Mutual Funds, LLC

8540 Colonnade Drive, Suite 401

Raleigh, North Carolina 27615

June 30, 2014

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase Agreement, dated as of October 1, 2013 (the “Purchase Agreement”), by and among Scotland Acquisition, LLC, a Delaware limited liability company (“Purchaser”), RCS Capital Corporation, a Delaware corporation (“Guarantor”), the persons named as principals on the signature pages thereto (collectively, “Principals”), Hatteras Investment Partners LLC, a Delaware limited liability company (“HIP”), Hatteras Investment Management LLC, a Delaware limited liability company, Hatteras Capital Investment Management, LLC, a Delaware limited liability company, Hatteras Alternative Mutual Funds LLC, a Delaware limited liability company, and Hatteras Capital Investment Partners, LLC, a Delaware limited liability company (each, a “Hatteras Seller,” and, collectively, “Hatteras Sellers”), and David Perkins, in his capacity as the sellers representative (the “Sellers’ Representative”). Purchaser, Guarantor, the Hatteras Sellers and the Sellers’ Representative are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.” The purpose of this letter agreement (this “Letter Agreement”) is to memorialize certain agreements and understandings of the Parties with respect to the Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.           Notwithstanding anything in the Purchase Agreement to the contrary, the Parties hereby agree that the effective time of Closing shall be 11:59 P.M. New York Time, and not 10:00 A.M. New York Time, on the Closing Date.

2.           Notwithstanding anything in the Purchase Agreement to the contrary, including without limitation, Sections 2.2(h) and 2.4(g) of the Purchase Agreement, the Parties hereby agree as follows:

a.	Effective as of the date immediately following the Closing Date, Purchaser shall, on the terms and subject to the conditions set forth in this Letter Agreement, assume the Hatteras Funds 401(k) Plan sponsored by HIP (the “Hatteras 401(k) Plan”).

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

b.	Effective as of the Closing Date, HIP shall contribute, or shall cause to be contributed, to the Hatteras 401(k) Plan the matching and any other employer contributions (including employee payroll deductions) relating to periods prior to the Closing Date based on the amount or percentage that HIP and any other sponsoring employer under the Hatteras 401(k) Plan is required to contribute to the Hatteras 401(k) Plan on behalf of the employees of HIP and any other sponsoring employer under the Hatteras 401(k) Plan through the Closing Date as if such employees had satisfied all prerequisites for receiving such contributions as of the Closing Date.

c.	The Parties shall take all such further actions as may be necessary or appropriate, whether on, prior to or following the Closing Date, in order to establish Purchaser as the successor to HIP for purposes of the Hatteras 401(k) Plan.

d.	Purchaser shall not assume and shall have no responsibility for any Liabilities arising from events occurring on or prior to the Closing in connection with the Hatteras 401(k) Plan. Any and all such Liabilities shall be considered “Excluded Liabilities” under the Purchase Agreement. Further, the Hatteras Sellers, jointly and severally, covenant and agree to defend, indemnify, and hold harmless the Purchaser and the other Purchaser Indemnitees from and against, and pay or reimburse the Purchaser Indemnitees for, any and all Losses incurred or suffered by any of the Purchaser Indemnitees to the extent arising out of, relating to or caused by the Hatteras 401(k) Plan as in effect or as operated on or prior to the Closing Date, including without limitation for any filing required under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors, the U.S. Department of Labor Delinquent Filer Voluntary Compliance Program or any other government correction program relating to the Hatteras 401(k) Plan as in effect or as operated on or prior to the Closing Date.

e.	Subject to Section 8.1 of the Purchase Agreement, on or after the date immediately following the Closing Date, Purchaser may amend, suspend or terminate the Hatteras 401(k) Plan subject to the terms and conditions thereof and applicable law.

3.           Notwithstanding Section 2.1(n) of the Purchase Agreement, the bank accounts of the Hatteras Sellers listed on Schedule 2.1(n) to the Purchase Agreement shall be Excluded Assets and shall not transfer to Purchaser. For the avoidance of doubt, the bank accounts of the BD Subsidiary (VantageSouth Bank account [*CONFIDENTIAL*] and PNC Bank account [*CONFIDENTIAL*]) shall be Assets and shall transfer to Purchaser upon the Closing by way of Purchaser’s acquisition of all the equity interests of the BD Subsidiary. The Parties acknowledge that a new bank account (VantageSouth account [*CONFIDENTIAL*]) (the “Scotland Account”) has been established for and is owned by Purchaser and, upon Closing, the Hatteras Sellers shall transfer from their bank accounts to the Scotland Account an amount of cash equal to $[*CONFIDENTIAL*] to fund the working capital needs of Purchaser immediately following Closing as reflected in the Closing Statement.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

4.           Purchaser hereby waives the following conditions to closing set forth in Section 7.2 of the Purchase Agreement:

a.	the conditions set forth in Section 7.2(a) of the Purchase Agreement that the representations and warranties of the Principals and the Hatteras Sellers contained in Section 4.7 (Absence of Changes) and Section 4.10 (Litigation) be true and correct in all material respects on the date of Closing with respect to the matters in the Event Notice provided by the Hatteras Sellers to Purchaser on January 16, 2014;

b.	the condition set forth in Section 7.2(b) of the Purchase Agreement that the Hatteras Sellers shall have duly complied in all material respects with their respective covenants and agreements required to be performed or complied with by them under the Purchase Agreement on or prior to the Closing with respect to:

i.	the prohibition set forth in Section 6.4(b)(vi) restricting any Hatteras Seller from entering into any arrangement or amending any existing arrangement in a manner that would increase or accelerate the vesting of any compensation or (including severance or termination pay or benefits) payable to any of their respective present or former directors, officers, members, employees or agents, except changes and payments in the Ordinary Course of Business or from establishing, adopting, terminating or otherwise amending any collective bargaining agreement or Employee Plan as it relates to the early termination, effective as of March 1, 2014, of (i) the Hatteras Investment Partners LLC Deferred Bonus Plan for Certain Key Employees; (ii) the Hatteras Investment Partners LLC Bonus Plan for Certain Non-Managerial Employees; (iii) the Hatteras Investment Partners LLC Warrant Plan, and (iv) the Hatteras Alternative Mutual Funds LLC Bonus Plan; and

ii.	the requirement in Section 6.6(c) of the Purchase Agreement that the Hatteras Sellers furnish to Purchaser, within 30 days after each month end for each month ending more than 30 days prior to the Closing, unaudited monthly consolidated balance sheets and statements of operations and stockholders’ equity of the Hatteras Group, (ii) complete and correct information regarding the aggregate assets under management of the Hatteras Group (broken out by product type) as of such month end, and investment performance and client flows for the month then ended, and (iii) the FOCUS filings required to be prepared by any member of the Hatteras Group during the period from the date of the Purchase Agreement to the Closing Date; and

iii.	the condition set forth in Section 7.2(p) of the Purchase Agreement that the Business Contracts, or appropriate Replacement Contracts, with [*CONFIDENTIAL*] or its affiliates be in full force and effect at Closing; provided, however, that the Hatteras Sellers shall continue to use their commercially reasonable efforts to obtain consent to the assignment of the aforementioned agreements.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

5.           The provisions of this Letter Agreement are intended to be for the sole benefit of, and will be enforceable by, the Parties hereto, and nothing in this Letter Agreement, whether express or implied, shall create any third-party beneficiary or other rights in any other Person, including any employees or former employees of the Hatteras Group, any Transferred Employee or any dependent or beneficiary thereof. The Parties hereto acknowledge and agree that the terms set forth in this Letter Agreement shall not create any right in any employee of the Hatteras Group or any other Person to any continued employment with Purchaser or any rights under the Hatteras 401(k) Plan.

6.           Except as specifically set forth in this Letter Agreement, the Purchase Agreement shall remain in full force and effect and the Purchase Agreement is hereby ratified and affirmed in all respects. This Letter Agreement may be amended, modified or supplemented only by a written instrument executed by each of the Parties hereto. The provisions of this Letter Agreement are the result of negotiations between the Parties; accordingly, this letter shall not be construed in favor of or against any Party by reason of the extent to which the Party or any of his or its professional advisors participated in its preparation. This Letter Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Letter Agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Letter Agreement. This Letter Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York (without reference to the choice of law provisions).

[signature page follows]

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Very truly yours,

PURCHASER:

SCOTLAND ACQUISITION, LLC

By: RCS ADVISORY SERVICES, LLC, its sole member

By: RCS CAPITAL HOLDINGS, LLC, its sole member

By: RCS CAPITAL CORPORATION, its managing member

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil, Jr.
Title:	President

GUARANTOR:

RCS CAPITAL CORPORATION

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil, Jr.
Title:	President

[Signature Page to Letter Agreement]

ACKNOWLEDGED AND AGREED
AS OF THE DATE FIRST WRITTEN
ABOVE BY:

HATTERAS SELLERS:

HATTERAS INVESTMENT PARTNERS LLC,

By:	/s/ David Perkins
Name:	David Perkins
Title:	Managing Member

HATTERAS INVESTMENT MANAGEMENT LLC,

By:	/s/ David Perkins
Name:	David Perkins
Title:	Managing Member

HATTERAS CAPITAL INVESTMENT MANAGEMENT, LLC,

By:	/s/ David Perkins
Name:	David Perkins
Title:	Managing Member

HATTERAS ALTERNATIVE MUTUAL FUNDS, LLC,
by: Hatteras Capital Investment Management, LLC, its sole managing member

By:	/s/ David Perkins
Name:	David Perkins
Title:	Managing Member

HATTERAS CAPITAL INVESTMENT PARTNERS, LLC,

By:	/s/ David Perkins
Name:	David Perkins
Title:	Managing Member

SELLERS’ REPRESENTATIVE:

/s/ David Perkins
David Perkins

[Signature Page to Letter Agreement]

PRINCIPALS

/s/ David Perkins
David Perkins

/s/ Robert Worthington
Robert Worthington

/s/ J. Michael Fields
J. Michael Fields

/s/ Robert Lance Baker
Robert Lance Baker

[Signature Page to Letter Agreement]